Exhibit 4.24

EXECUTION VERSION

DATED     November 2009

  THE COMMISSIONERS OF HER MAJESTY’S TREASURY

and

THE ROYAL BANK OF  SCOTLAND GROUP PLC

STATE AID COMMITMENT DEED

CA093130055

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4

2.	CONDITIONS AND EFFECTIVENESS	5

3.	STATE AID COMMITMENTS; CO-OPERATION	6

4.	RECOVERY OF STATE AID	6

5.	WARRANTY	6

6.	TAX MATTERS	6

7.	ANNOUNCEMENTS AND PUBLICITY	7

8.	CONFIDENTIALITY; FREEDOM OF INFORMATION	7

9.	ASSIGNMENT	12

10.	REMEDIES	12

11.	FURTHER ASSURANCE	13

12.	INVALIDITY	13

13.	NOTICES	13

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	14

15.	COUNTERPARTS	14

16.	VARIATION	14

17.	GOVERNING LAW	15

THIS DEED OF COMMITMENT is made on        November 2009

BETWEEN:

(1)	THE COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”); and

(2)
THE ROYAL BANK OF SC OTLAND GROUP PLC, a public company incorporated in Scotland with registered number SC045551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB (“RBSG”).

WHEREAS:

(A)
On 19 January 2009, Her Majesty’s Government of the United Kingdom (the “Government”) announced its intention to offer the Asset Protection Scheme (the “Scheme”) to protect certain eligible financial institutions against exceptional future credit losses on certain portfolios of assets and exposures. The Scheme constitutes “financial assistance” for the purpose of section 257 of the Banking Act 2009.

(B)
On 26 February 2009, RBSG announced its intention to participate in the Scheme and entered into discussions with the Treasury regarding the terms of the Scheme and the accession of The Royal Bank of Scotland plc (the “Participant”) to it.

(C)
On 3 November 2009, RBSG announced the proposed terms attaching to the intended participation of the Participant in the Scheme and, on or about the date of this Deed, RBSG and the Participant entered into an accession agreement with the Treasury pursuant to which the Participant will participate in the Scheme on and subject to the terms and conditions set out therein (the “Accession Agreement”).

(D)
The terms and conditions of the Scheme (as amended, modified, supplemented or replaced from time to time, the “Conditions”) are the terms and conditions set out in the document entitled “UK Asset Protection Scheme Terms and Conditions” which is designated in writing by or on behalf of the Treasury and the Participant as being in the agreed form for the purpose of the Accession Agreement.

(E)
In addition to the Participant’s intended participation in the Scheme, it is intended that the Treasury will subscribe for £25.5 billion of ‘B’ shares in RBSG (the “Subscription”) and commit to subscribe in certain circumstances for an additional £8 billion of ‘B’ shares (the “Contingent Capital”).

(F)	RBSG is a participant in: (i) the recapitalisation scheme (the “Recapitalisation Scheme”); and (ii) the credit guarantee scheme, the terms of which were announced by the Government on 8 October 2008.

(G)
The participation of the Participant in the Scheme, and RBSG’s accession to the Scheme and participation in the Recapitalisation Scheme, and the Subscription and the Contingent Capital, are each subject to approval from the European Commission (either on a temporary or final basis) as aid compatible with article 87 of the EC Treaty.

3

(H)
The commitments and undertakings contained in this Deed incorporate commitments from RBSG to the Treasury that are designed to ensure that the Treasury is able to comply with the commitments or conditions subject to which the European Commission has granted (or it is anticipated will grant) the State Aid Approvals in respect of the aid provided by the Treasury referred to in Recital (G) (the “State Aid”).

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Recitals):

“Accession Agreement” has the meaning given in Recital (C);

“Conditions” has the meaning given in Recital (D) and “Condition” shall be construed accordingly;

“Government Entity” means: (i) any department, non-departmental public body, authority or agency of the Government or the Crown; (ii) any of Her Majesty’s Secretaries of State and any other Minister of the Crown; (iii) the Treasury Solicitor; (iv) any body corporate established by statute some or all of the members of which are appointed by a Secretary of State or Minister of the Crown; and (v) any other entity or person directly owned or established by any of the foregoing, including UK Financial Investments Limited;

“Participant” has the meaning given in Recital (B);

“State Aid” has the meaning given in Recital (H);

“State Aid Approvals” means any state aid approval for the State Aid in their original terms, as supplemented, modified or replaced subject to and in accordance with this Deed;

“State Aid Commitments” means: (i) the commitments set out in the paper entitled “State Aid Commitments” (as initialled by or on behalf of both the Treasury and RBSG on or before the date of this Deed); and (ii) such other commitments given to the European Commission in connection with the State Aid Approvals, each as supplemented, modified or replaced from time to time subject to and in accordance with this Deed; and

“Subscription” has the meaning given to it in recital (E).

1.2	Capitalised terms used but not defined in this Deed shall have the respective meanings given to them in Condition 56.

1.3	In this Deed, unless otherwise specified:

4

(A)	references to clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)	the words “include ” and “including ” shall be deemed to be followed by the phrase “without limitation”;

(C)	headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed;

(D)
any reference to a “person ” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)
any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced; and

(F)	a reference to any other document is a reference to that other document as amended, varied or supplemented at any time.

1.4	For the purposes of the Accession Agreement and the Conditions, this Deed constitutes the “State Aid Deed”.

1.5	This Deed is a “Scheme Document ” for the purposes of the Conditions.

1.6
This Deed is being entered into, amongst other things, in order to ensure that the Treasury is able to comply with the State Aid Approvals. If there is: (i) any ambiguity or inconsistency in the provisions of this Deed; or (ii) any dispute as to the interpretation or intended effect of this Deed or any provision contained in it, such ambiguity, inconsistency or dispute shall be resolved, to the extent possible, by reference to the terms of the State Aid Approvals.

2.	CONDITIONS AND EFFECTIVENESS

2.1	Subject to clause 2.2, all provisions of this Deed shall have full force and effect upon execution and delivery of this Deed by the parties to it.

2.2	Clause 3 is in all respects conditional on the State Aid Approvals having been obtained.

2.3
If the condition in clause 2.2 is satisfied, but: (A) the Participant does not accede to the Scheme; and/or (B) the Subscription is not effected, in either case on or prior to the Long-Stop Date (as defined in the Accession Agreement), then the Treasury shall seek a modification to, or replacement or deletion of, the commitments or conditions subject to which the European Commission has given the State Aid Approvals so that such commitments and conditions reflect only the aid which the Participant and/or RBSG has received. The Treasury undertakes that it will, prior to making any submission to the

5

European Commission in connection with the foregoing, discuss such submission in good faith with RBSG.

3.	STATE AID COMMITMENTS; CO-OPERATION

Save to the extent that the State Aid Approvals have been annulled or suspended by the European Court of First Instance or the European Court of Justice, or revoked by the European Commission, RBSG undertakes to do all acts and things necessary to ensure that the Treasury is able to comply with the State Aid Approvals, including:

(A)	complying (or procuring compliance) with the State Aid Commitments; and

(B)
promptly complying (or procuring compliance) with any and all requests from the Treasury for information, documentation or explanations, and doing all such other acts and things requested in writing by the Treasury, which are in the Treasury’s opinion (acting reasonably):

(i)	required in order to enable the Treasury or the European Commission to monitor compliance with the State Aid Approvals or this Deed; or

(ii)
required to respond to requests for information, documentation or explanations from the European Commission in relation to the State Aid Approvals or monitoring compliance with the State Aid Approvals.

4.	RECOVERY OF STATE AID

4.1
If the European Commission adopts a decision that the United Kingdom must recover any state aid (a “Repayment Decision”) and the recovery order of the Repayment Decision has not been annulled or suspended by the Court of First Instance or the European Court of Justice, then RBSG shall repay to the Treasury any aid ordered to be recovered under the Repayment Decision.

4.2
The amount which RBSG is obliged to repay to the Treasury under clause 4.1 shall be calculated by the Treasury and shall be calculated in accordance with Council Regulation No 659/1999 and Commission Regulation 794/2004 (including with respect to the calculation of payable interest).

5.	WARRANTY

RBSG represents and warrants to the Treasury on the date of this Deed that it has duly executed and delivered this Deed.

6.	TAX MATTERS

Without prejudice to the application of Conditions 38.1 to 38.6 (inclusive) regardless of this clause 6, those Conditions shall also apply in relation to this Deed, with any

6

necessary modifications, as they would apply if any reference therein to the “Participant” were instead a reference to RBSG.

7.	ANNOUNCEMENTS AND PUBLICITY

Any announcement or public statement proposed to be made, published, issued or released by RBSG or any member of its Group (or any of their respective Representatives) in relation to, or which refers to: (i) this Deed (or any ancillary matter); (ii) the Treasury in connection with this Deed; or (iii) the State Aid Approvals, the State Aid or the State Aid Commitments, each constitutes a “Scheme Statement” for the purposes of the Conditions and will therefore be subject to the restrictions imposed by the Conditions on such announcements and public statements.

8.	CONFIDENTIALITY; FREEDOM OF INFORMATION

8.1
Each party (the “first party”) shall treat as confidential any information that is covered by the obligation of professional secrecy as referred to in articles 24 and 25 of Council Regulation No 659/1999; and (ii) the other party (or its Representatives) has provided to the first party (or its Representatives) with respect to the matters referred to in this Deed (“Confidential Information”).

8.2	Each party shall:

(A)	not, without the prior written consent of the other party, disclose any Confidential Information to any person other than to its respective Representatives:

(i)	in the case of disclosure by the Treasury, to enable or assist the Treasury to fulfil any of the Treasury Permitted Purposes; and

(ii)
in the case of disclosure by RBSG, to the extent that such Representatives require the Confidential Information to enable or assist RBSG to comply with its responsibilities and obligations, or exercise its rights, under this Deed;

(B)	procure that any person to whom any Confidential Information is so disclosed by it complies with the restrictions contained in this clause 8 as if such person were a party to this Deed; and

(C)	have in place and maintain security measures and procedures to protect the confidentiality of Confidential Information.

8.3
The Treasury shall use (and shall ensure that its Representatives will use) Confidential Information only for the Treasury Permitted Purposes (or, in the case of any Permitted Government Recipient referred to in sub-clause 8.5(B), for the purposes of enabling or assisting such person to fulfil its functions). In particular, the Treasury shall (and shall ensure that its Representatives shall) not use the Confidential Information for the benefit

7

of any third party, including any financial institution which is also a participant or in which the Treasury has an ownership interest from time to time or in communications or discussions with such financial institutions or any of their group members or representatives.

8.4
RBSG shall use (and shall ensure that its Representatives will use) Confidential Information only to enable or assist RBSG to comply with its responsibilities and obligations, and exercise its rights, under this Deed.

8.5	The restrictions in clauses 8.1 and 8.2 shall not prevent the Treasury from disclosing Confidential Information:

(A)
to the European Commission, if and to the extent that the Treasury considers such disclosure is necessary in connection with (i) the application of the state aid rules of the EC Treaty, (ii) any European Commission decision relating to those rules or (iii) compliance with any of the United Kingdom’s reporting requirements under the State Aid Approvals;

(B)
on a confidential basis, to any Permitted Government Recipient or any successor organisation of any Permitted Government Recipient to the extent that the Treasury considers (acting reasonably) that such disclosure is required to enable or assist: (i) the Treasury to fulfil any of the Treasury Permitted Purposes; or (ii) any Permitted Government Recipient (or any of its successors) to fulfil its functions;

(C)
to Parliament or to any Parliamentary committee (including the Public Accounts Committee, the House of Commons Treasury Select Committee and any Select Committee of the Parliament of the United Kingdom), in each case if and to the extent that the Treasury considers (acting reasonably) that such disclosure is required to enable or assist the Treasury to fulfil any Treasury Permitted Purpose;

(D)	on a confidential basis, where the Treasury considers (acting reasonably) that such disclosure is required to enable or assist it to fulfil any Treasury Permitted Purpose; or

(E)	where RBSG has agreed in advance to such disclosure,

subject as provided in clause 8.9 in the case of disclosure in reliance on the exceptions in either of sub-clauses (B) and (D) above.

8.6
Prior to any disclosure of Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in sub-clause 8.5(C), the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable, and not inconsistent with Parliamentary convention, to do so in the circumstances, use reasonable endeavours to notify the Participant in writing of the Confidential Information

8

to be disclosed. The notification obligation in this clause 8.6 shall not apply to the disclosure of Confidential Information comprised in any non-scripted oral statement.

8.7
Prior to any disclosure of Confidential Information by the Treasury or any of its Representatives in reliance on an exception set out in sub-clause 8.5(A) the Treasury shall, so far as it is lawful and the Treasury considers it is reasonably practicable to do so:

(A)
consult with RBSG as soon as reasonably practicable as to the Confidential Information that the Treasury (or any of its Representatives) proposes to disclose and the reason for disclosure and, as part of any such consultation process, the Treasury shall take into account any representation from RBSG as to whether such information is commercially sensitive and/or subject to contractual, legal or regulatory restrictions on disclosure owed to third parties, and any other representations from RBSG as to whether or not (and the extent to which) such information is required to be disclosed and as to the timing and nature of such disclosure;

(B)
if the Treasury determines that such disclosure is required and RBSG has objected to such disclosure, give RBSG as much prior notice as is reasonably practicable of the Confidential Information to be disclosed and the proposed timing and nature of such disclosure; and

(C)
having regard to any representations received from RBSG pursuant to sub- clause (A), anonymise the relevant Confidential Information (whether by aggregation, redaction or otherwise) if and to the extent that the Treasury considers that the relevant requirement or need for disclosure can be satisfied by the disclosure of anonymised Information.

8.8
If the Treasury is informed that it (or any of its Representatives) is in possession of any Inside Information as a result of a notification from RBSG to the Treasury that any Confidential Information is Inside Information (or pursuant to the consultation process described in Condition 42.29), then the Treasury shall (and shall ensure that its Representatives will) upon disclosure of any Inside Information in reliance on an exception set out in either of sub-clauses (B) and (D) of clause 8.5, notify the relevant recipient (a "third party recipient") that the Confidential Information being disclosed constitutes Inside Information and that such Inside Information should be kept confidential.

8.9
If any disclosure of Inside Information is made in reliance on an exception set out in either of sub-clauses (B) and (D) of clause 8.5, the Treasury shall (and shall ensure that its Representatives will):

(A)	keep a record of the persons to whom such Inside Information is disclosed;

(B)	notify RBSG of the Inside Information it has disclosed to the relevant third party recipient but only if and to the extent that such notification complies with

9

Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient; and

(C)	use reasonable endeavours to ensure that, prior to any public disclosure of Inside Information by any third party recipient, either:

(i)
(a) the third party recipient notifies the Treasury in writing of any Confidential Information proposed to be publicly disclosed by such third party recipient; and (b) the Treasury notifies RBSG of the Confidential Information to be publicly disclosed by the third party recipient; or

(ii)	the third party recipient notifies RBSG in writing of the Confidential Information proposed to be publicly disclosed by such third party recipient,

but in each case only if and to the extent that such notification complies with Applicable Law and is not otherwise prejudicial either to the purpose for which the Inside Information has been disclosed or the purpose for which the Inside Information may be used by the third party recipient.

8.10
Nothing in this Deed is intended to facilitate or permit the Treasury to disclose Confidential Information if and to the extent that such disclosure is in contravention of or inconsistent with Applicable Law relating to market abuse or insider dealing.

8.11	The restrictions in clauses 8.1 and 8.2 shall not prevent the Treasury or RBSG from disclosing Confidential Information:

(A)
which is required by: (i) Applicable Law, or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA and the European Commission) to which it is subject or submits;

(B)	if and to the extent required for the purpose of any judicial proceedings, any arbitration pursuant to the Dispute Resolution Procedure or any expert determination pursuant to Condition 34;

(C)	if and to the extent the information has come into the public domain other than as a result of a breach of confidence or contractual obligations; or

(D)	where the Treasury has agreed in advance to such disclosure.

8.12
If the Treasury is requested to disclose any Confidential Information pursuant to the provisions of the Freedom of Information Act (the “FOI Act”, and such a request, an “FOI Request”), the Treasury shall (to the extent practicable and permissible under the FOI Act and consistent with the Code of Practice of the Secretary of State for Constitutional Affairs on discharge of public authorities’ functions under Part 1 of the FOI Act):

10

(A)	notify RBSG in writing of the nature and content of such FOI Request as soon as practicable;

(B)
prior to the making of a disclosure pursuant to an FOI Request, for a period of no less than 5 Business Days consult with RBSG as to: (i) whether such FOI Request is valid; (ii) whether or not disclosure pursuant to the FOI Act is required; and (iii) (if the Treasury determines that disclosure pursuant to the FOI Act is required) the scope and content of any proposed disclosure, and, as part of such consultation process, the Treasury shall take into account any representation from RBSG as to whether the Confidential Information is commercially sensitive and any other representations from RBSG as to whether or not there is an obligation to disclose such Confidential Information and/or the extent of any such required disclosure; and

(C)
(if the Treasury determines that disclosure pursuant to the FOI Act is required and RBSG has objected to such disclosure or the extent of the proposed disclosure) give RBSG as much prior notice as is reasonably practicable prior to such disclosure being made.

8.13	The obligations set out in this clause 8 shall continue notwithstanding cessation of the Participant’s participation in the Scheme.

8.14	For the purposes of this clause 8:

(A)
“Treasury Permitted Purposes” means: (i) complying with the Treasury’s responsibilities and obligations, and exercising its rights, powers and discretions, under or in connection with this Deed (including with respect to the State Aid Approvals); (ii) providing or enabling the provision of financial support to RBSG or protecting or enhancing the stability of the financial system of the United Kingdom; (iii) reporting on compliance with this Deed by RBSG (including with respect to the State Aid Approvals); and (iv) discharging the Treasury’s responsibilities and functions;

(B)
“Representatives” means: (i) in the context of the Treasury, the Treasury Solicitor and any of Her Majesty’s Secretaries of State (and any other Minister of the Crown) and any and all directors, officers, officials, employees, agents, professional advisers and contractors of the foregoing; and (ii) in the context of RBSG and its Group, directors, officers, employees, agents, professional advisers and contractors;

(C)	“Permitted Government Recipient” means:

(i)	the FSA, the Bank of England, HMRC, the National Audit Office, the National Archive and the Cabinet Office; and

(ii)	any Government Entity other than (a) any person falling only within paragraph (iv) of the definition of “Government Entity” (an “excluded

11

government entity”) and (b) any entity or person directly or indirectly wholly-owned by, or held on trust for, any excluded government entity; and

(D)
“Inside Information” means Confidential Information received by the Treasury or any of its Representatives from RBSG or any member of its Group (or any of their respective Representatives) which is “inside information” within the meaning of section 118C of FSMA or section 56 of the Criminal Justice Act 1993 in relation to RBSG or any member of its Group.

9.	ASSIGNMENT

9.1	The Treasury may effect a Transfer to any Government Entity on such terms as it considers appropriate.

9.2
The Treasury shall effect a Transfer by giving not less than 10 Business Days prior written notice to RBSG specifying the identity of the transferee and the rights, powers, discretions or obligations under this Deed that are to be the subject of the Transfer (the “Substituted Rights and Obligations”).

9.3
If a notification is given by the Treasury pursuant to clause 9.2, RBSG shall enter into such further agreements as are necessary in order to substitute the relevant transferee for the Treasury in respect of the Substituted Rights and Obligations.

9.4	If the Treasury effects any Transfer pursuant to this clause 9, RBSG shall not incur any greater liability under clause 6 than would have been the case but for such Transfer.

9.5
For the purposes of this clause 9, “Transfer” means (i) the assignment of all or any part of the Treasury’s rights and benefits of or under this Deed; (ii) the declaration of a trust in respect of or the entry into of any arrangement whereby the Treasury agrees to hold in trust for any person all or any part of the benefit of, or its rights or benefits under, this Deed; or (iii) the transfer (whether by way of novation, sub-contract, delegation or otherwise), or the entry into an arrangement whereby any person is to perform, any or all of the Treasury’s obligations under this Deed.

10.	REMEDIES

10.1
No delay or omission by the Treasury or RBSG (as the case may be) in exercising any right, power or remedy provided by law or under or pursuant to the Deed shall: (i) affect that right, power or remedy; or (ii) operate as a waiver of it.

10.2
The single or partial exercise by the Treasury of any right, power or remedy provided by law or under or pursuant to this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

12

10.3	Any right of the Treasury is cumulative and not exclusive of any other right (whether provided by law or otherwise).

10.4
RBSG acknowledges and agrees that damages may not be an adequate remedy for any breach of any of this Deed, and further acknowledges and agrees that, without prejudice to any other rights or remedies which the Treasury may have, whether pursuant to a provision of this Deed or otherwise equitable relief (including specific performance and injunction) for any such breach (or potential breach) will normally be appropriate. RBSG agrees not to raise any objection to any application by the Treasury for any such remedies.

11.	FURTHER ASSURANCE

RBSG shall at its own cost, and so far as it is able to do so in accordance with Applicable Law, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the Treasury which the Treasury may (acting reasonably) consider necessary for giving full effect to this Deed and securing to the Treasury the full benefit of the rights, powers and remedies conferred upon the Treasury under or pursuant to this Deed.

12.	INVALIDITY

If any provision of this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

13.	NOTICES

13.1	Except as otherwise provided in this Deed, a notice under this Deed shall only be effective if it is in writing. Facsimile transmissions are permitted but email is not.

13.2	Notices under this Deed shall be sent to a party to this Deed at its address or number and for the attention of the individual set out below:

Party and title of	Address	Facsimile no.
individual

RBSG	Gogarburn, Edinburgh,	0131 626 3081
EH12 1HQ

Attention: Group General Counsel
and Group Secretary

Treasury	1 Horse Guards Road	020 7270 4844
London SW1A 2HQ

13

Attention: Team Leader, Financial
Stability

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 13. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

13.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class post, two clear Business Days after the date of posting; and

(C)	if sent by facsimile, when despatched.

13.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

13.5	The provisions of this clause 13 shall not apply in relation to the service of Service Documents.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

15.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

16.	VARIATION

16.1
Any term of this Deed may be amended, and the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Treasury.

16.2
Subject to clauses 2.3 and 16.3, and except where the State Aid Approvals have been annulled or suspended by the Court of First Instance or the European Court of Justice, if the Treasury considers at any time that it is necessary to modify the State Aid Commitments:

14

(A)
in order to reflect that the commitments or conditions subject to which it was anticipated the European Commission would give the State Aid Approvals are different from the commitments or conditions subject to which the European Commission ultimately does give the State Aid Approvals; or

(B)	to reflect a change to the State Aid Approvals,

then, in either case, the Treasury may by notice to RBSG supplement, modify, replace or delete any part of the State Aid Commitments in such a manner as the Treasury considers necessary (acting reasonably), provided that the Treasury shall first consult with RBSG in good faith about such supplement, modification, replacement or deletion.

16.3
If, at any time following receipt of a State Aid Approval, the Treasury or the European Commission seeks to supplement, modify or replace any part of the State Aid Commitments or a State Aid Approval, then RBSG and the Treasury will each cooperate in good faith with a view to agreeing an appropriate response to such proposals. However, the Treasury will not, without the consent of RBSG (acting reasonably) agree to any such supplement, modification or replacement that would have the general effect of making any of the State Aid Commitments or a State Aid Approval significantly more onerous to RBSG.

17.	GOVERNING LAW

Any matter, claim or dispute arising out of or in connection with this Deed, whether such matter, claim or dispute is contractual or non-contractual, shall be governed by and determined in accordance with the laws of England.

15

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by two of	)
THE COMMISSIONERS OF HER	)
MAJESTY’S TREASURY	)	By:	………………………………………….
)
)
)
	)	By:	………………………………………….

Executed as a deed by	)
THE ROYAL BANK OF SCOTLAND	)
GROUP PLC	)	By:	…………………………………………..
acting by a director and its secretary/two	)
directors:	)		Director
)
)
	)	By:	…………………………………………..
)
	)		Director/Secretary

TERM SHEET FOR UK STATE AID COMMITMENTS IN RESPECT OF RBS

1.	Definitions

1.1	“ABN AMRO Group” means ABN AMRO Holding N.V. (which will be renamed RBS Holdings N.V. on or around Separation) and its direct and indirect subsidiaries and subsidiary undertakings.

1.2	“ABN Instruments” has the meaning set out in clause 4.4.

1.3	“APS” means the asset protection scheme announced by the UK Government on 19 January 2009.

1.4	“APS Conditions” means the terms and conditions of the APS (as amended, modified, supplemented or replaced from time to time).

1.5
“Aviva JV Business” means the joint venture between RBS and Aviva plc which underwrites life assurance, pensions and investment products for distribution to RBS and NatWest retail and commercial customers.

1.6	“Bancassurance Activities” means the underwriting and distribution of life assurance, pension and investment products for retail and commercial banking customers.

1.7	***.

1.8	“Businesses” or “Divestment Businesses” means the Rainbow Business and the Operating Businesses and “Business” or “Divestment Business” shall be construed accordingly.

1.9
“Buyer’s Group” means (a) the buyer; (b) those undertakings in which the buyer, directly or indirectly: (i) owns more than half of the capital or business assets; (ii) has the power to exercise more than half the voting rights; (iii) has the power to appoint more than half the members of the supervisory board, the administrative board or bodies legally representing the undertakings; or (iv) has the right to manage the undertakings’ affairs; (c) those undertakings which have in the buyer the rights or powers listed in (b); (d) those undertakings in which an undertaking referred to in (c) has the rights or powers listed in (b); and (e) those undertakings in which two or more undertakings as referred to in (a) to (d) jointly have the rights or powers listed in (b).

1.10
“Contingent Divestment” means further disposals of identifiable businesses and associated assets as they appear in the RBS accounts for the first half of 2009 such that the contingent divestment results in at least a £60 billion reduction in the Risk Weighted Assets of the RBS Regulatory Group (calculated in accordance with the methodology set out in clause 1.24(B)).

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

1.11
“Contingent Subscription” means the contingent commitment by HM Treasury to subscribe for up to an additional £8 billion (in two or more tranches) of Contingent Capital Shares issued by RBS as set out in the Acquisition and Contingent Capital Agreement dated 26 November 2009.

1.12	“Divestiture Trustee” has the meaning set out in clause 3.6.

1.13	“Decision Date” means the date of the European Commission decision(s) referred to in clause 2 (or, if more than one, the date of the first decision).

1.14	“Deferral Period” has the meaning set out in clause 4.1.

1.15	***.

1.16	“First Marketing Date” has the meaning set out in clause 3.11.

1.17	“FSA” means the Financial Services Authority of the United Kingdom.

1.18
“Global All Debt League Table” is a single aggregate measure comprising all bonds globally and all syndicated loans globally.  It excludes self-led, self-funded, money market, short term deals and other debt not eligible for inclusion under Dealogic standard industry criteria for published league tables.  The table is measured by deal volume in US Dollars and using Dealogic Strategy Manager (as updated or replaced or, should Dealogic cease to publish relevant figures, as calculated by a comparable successor provider of market information).

1.19	“Hold Separate Manager” has the meaning set out in clause 3.14.

1.20	“Monitoring Trustee” has the meaning set out in clause 10.1.

1.21	“Non-Core Activities” means activities that form part of the non-core division of RBS as referred to in RBS’s interim results for the half-year ending 30 June 2009.

1.22	“Operating Businesses” means:

•	“Global Merchant Services” (as described in more detail in Schedule 2);

•	“RBS Insurance” (as described in more detail in Schedule 3); and

•	The “RBS Sempra Ownership Interest” (as described in more detail in Schedule 4).

1.23	“Rainbow Business” means the business described in Schedule 5.

1.24	***.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

1.25
"RBS" means The Royal Bank of Scotland Group plc, a public company incorporated in Scotland with registered number SC045551 and whose registered office is at 36 St Andrew Square, Edinburgh, Scotland EH2 2YB.

1.26	"RBS Group" means RBS including its subsidiaries from time to time.

1.27	“RBS Instruments” has the meaning set out in clause 4.1.

1.28	“RBS Regulatory Group” has the same meaning as “Regulatory Group” as set out in clause 1.1 of the Acquisition and Contingent Capital Agreement dated 26 November 2009.

1.29	“Recapitalisation” means the Acquisition of the B Shares for £25.5 billion by HM Treasury as set out in the Acquisition and Contingent Capital Agreement dated 26 November 2009.

1.30	“Separation” means the transfer of the Dutch State acquired businesses in the ABN AMRO Group out of the ABN AMRO Group.

1.31
“SME market” means the market in the United Kingdom for the provision of banking services to business and commercial customers with an annual turnover of up to £25 million and “SME” shall be defined accordingly.

2.	Conditionality

The commitments set out below are conditional on the European Commission reaching a decision or decisions that all state aid received by RBS to date and any state aid that may be provided to RBS in connection with the APS, the Recapitalisation and the Contingent Subscription are compatible with the common market.

3.	Divestment Obligation

3.1	Subject to clause 3.10 below, RBS shall:

(A)	divest its entire interest in each of the Rainbow Business and RBS Insurance and its entire RBS Sempra Ownership Interest; and

(B)
divest its entire interest in each of the Global Merchant Services businesses or, if requested by a purchaser, divest its interest such that RBS retains no more than a 20% ownership interest in each of the Global Merchant Services businesses.

3.2	RBS must dispose of the Businesses in accordance with the following provisions:

(A)	***

(B)	***

 *** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

(C)	RBS must complete the disposals set out in clause 3.1 above, except for the disposal of RBS Insurance, by no later than 31 December 2013; and

(D)
RBS must divest its interest in RBS Insurance to a level below that at which it would be considered to exercise control of RBS Insurance within the meaning of Article 3(2) of Council Regulation 139/2004 by 31 December 2013 and dispose of its entire interest in RBS Insurance by 31 December 2014.

3.3	If either:

(A)	the RBS Capital Ratio falls below 5 per cent at any time before 31 December 2014; or

(B)	the Balance Sheet Target Level has not been achieved by 31 December 2013,

then, subject to clause 3.4 and 3.10 below, RBS must implement the Contingent Divestment. Where clause 3.3(A) applies the Contingent Divestment must be completed by *** or, if the RBS Capital Ratio falls below 5 per cent after 31 December 2011 and before ***, within *** of the date on which the RBS Capital Ratio falls below the specified level.  Where clause 3.3(B) applies the Contingent Divestment must be completed by ***.  Where clauses 3.3 (A) and (B) both apply, the Contingent Divestment must be completed ***.

3.4	***.

3.5	***.

3.6
*** above, the UK Government must appoint a trustee that will, within *** of appointment, dispose of the Businesses at no minimum price, including a negative price, (and in the case of the Rainbow Business to a purchaser as envisaged by clause 3.12 below) if the disposal of the Businesses has not been completed by the dates specified in clauses 3.2(C) and (D) above (the “Divestiture Trustee”).  If RBS is under an obligation to make the Contingent Divestment and has not done so by the date(s) specified in clause 3.3 *** then the Divestiture Trustee will also be empowered to implement the Contingent Divestment on the same basis.

3.7	The following provisions apply to the appointment of a Divestiture Trustee:

(A)
*** above, the UK Government must propose to the European Commission for approval, no later than one month before the deadlines specified in 3.2(C) or (D) as appropriate (or, in respect of the Contingent Divestment,  one  month  before the deadline for completion of the Contingent Divestment) a list of one or more persons whom it proposes to appoint as Divestiture Trustee;

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

(B)	the Divestiture Trustee must be appointed within one week of the European Commission’s approval in accordance with the mandate approved by the European Commission;

(C)	***.

(D)	***.

(E)	***.

3.8	***

3.9	The sale procedures for the Businesses and, if relevant, the Contingent Divestment, do not all have to take place at the same time.

3.10	RBS may also at its sole discretion choose to dispose of:

(A)
the Rainbow Business by way of initial public offering of all of the shares in an entity(ies) that owns the entirety of the Rainbow Business (or, provided the European Commission has indicated that it is satisfied for the purpose of clause 3.15 below, partly by way of initial public offering and partly by way of tendering or other appropriate asset and/or share sale procedure), provided that RBS shall have disposed of its entire ownership interest in the Rainbow Business by 31 December 2013;

(B)	any or all of the Operating Businesses by way of initial public offering provided that:

(a)	it shall have completed the disposal of the RBS Sempra Ownership Interest by 31 December 2013;

(b)
it shall have reduced its interest in each of the Global Merchant Services businesses such that RBS retains no more than a 20% ownership interest in each of the Global Merchant Services businesses as a whole by 31 December 2013;

(c)
it shall have reduced its interest in RBS Insurance to a level below that at which it would be considered to exercise control of the Business within the meaning of Article 3(2) of Council Regulation 139/2004  by 31 December 2013 and shall have completed the disposal of its entire interest in RBS Insurance by 31st December 2014; and/or

(C)
if relevant, the Contingent Divestment (or any part of the Contingent Divestment) by way of initial public offering on a basis that it shall have completed the Contingent Divestment by the date specified in clause 3.3.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

3.11	The Rainbow Business is described in Schedule 5.

(A)	***.

(B)	***.

3.12	The buyer of the Rainbow Business must:

(A)
together with the rest of the Buyer’s Group, in combination with the Rainbow Business, have a market share of less than *** in the SME market, measured by number of customers served in the UK and by reference to the most recent pH annual survey (or, should pH cease to publish relevant figures, as calculated by a comparable successor provider of market information) issued prior to the signing of the sale and purchase agreement relating to the sale of the Rainbow Business to the Buyer;

(B)	be independent of RBS and must not be connected to RBS within the meaning of Article 11 of the European Commission Block Exemption Regulation No 2790/1999 regarding vertical agreements;

(C)
satisfy the relevant competition authorities that it is in a reasonable position to satisfy all the necessary conditions imposed by the relevant competition authorities as part of any merger control process and by other authorities for the acquisition of the Rainbow Businesses or relevant part thereof;

(D)
satisfy the FSA (or its successor body) as to the adequacy of its financial resources (both in respect of liquidity and capital), the competency and experience of the leadership, the adequacy of its risk and control standards, the adequacy of its attitude to customers in terms of fair customer treatment, adequate service and fair pricing, and the long term viability, success and sustainability of the entity, assessed by reference to (amongst other things) its business plan; and

(E)
have sufficient resources and incentive to maintain and develop the Rainbow Business provided that if the buyer satisfies sub-clause 3.12 (D) above it shall be presumed also to satisfy this sub-clause 3.12 (E).

3.13	***.

3.14
With a view to ensuring the continued economic viability, marketability and competitiveness of the Rainbow Business, RBS shall appoint a person to manage the Rainbow Business (the “Hold Separate Manager”) no later than 6 months after the Decision Date and shall ensure that the Hold Separate Manager operates independently.  The Hold Separate Manager must remain appointed until the completion of the disposal of the Rainbow Business.  The Hold Separate Manager can be the current  CEO  (or other senior employee)  of the Rainbow Business.  The Hold Separate

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Manager will oversee the management of the Rainbow Business in its best interests, in common consultation with RBS and consistent with the board of RBS’s fiduciary duties to RBS’s shareholders and as monitored by the Monitoring Trustee appointed in accordance with clause 10 below.  ***.

3.15
Each of the Operating Businesses and Contingent Divestment can be disposed of in parts or as a whole.  The expectation is that RBS will dispose of the Rainbow Business as a whole (although it is envisaged that the Rainbow Business may be disposed of separately and at different times from the Operating Businesses).  However, if the European Commission is satisfied that the disposal of the Rainbow Business in parts would be equally effective in improving competition RBS may dispose of it in such parts rather than as a whole.

4.	Payment of coupons on hybrid capital instruments

4.1
Unless the European Commission agrees otherwise, neither RBS nor any of its direct or indirect subsidiaries (excluding any companies in the ABN AMRO Group) shall pay investors any dividends or coupons on existing hybrid capital instruments (including preference shares, B shares and upper and lower tier-2 instruments, together the “RBS Instruments”) from a date starting not later than 30 April 2010 and for a period of two years thereafter (the "Deferral Period") or exercise any call rights in relation to the same between 24 November 2009 and the end of the Deferral Period, unless there is a legal obligation to do so. *** if any, shall be exempt from this prohibition provided such date falls on or prior to 30 June 2010.

4.2
New hybrid capital instruments, i.e. hybrid capital instruments issued after 24 November 2009, shall not be subject to the ban on dividend or coupon payments or call options, *** or the terms of those securities are otherwise consistent with the principles of burden sharing and are approved by the European Commission.

4.3
RBS certifies that the payment of dividends or coupons on new securities will not create a legal obligation to make any dividend or coupon payments on RBS' existing hybrid capital instruments (including preference shares, B shares and upper and lower tier-2 instruments) and therefore that the payment of dividends or coupons on any such new securities will not reduce the effect of the commitment not to pay discretionary dividends or coupons on such existing securities.

4.4
In addition unless the European Commission agrees otherwise, the hybrid capital instruments  existing  on  the  date  hereof which are retained in ABN AMRO Group after Separation is complete (the "ABN Instruments") shall be subject to the restriction on the payment of dividends and coupons on hybrid capital instruments and on the exercise of any call rights, unless in any such case there is a legal obligation to do so, for an effective period of two years after the proposed capital restructuring of RFS Holdings B.V. (that is intended to take place soon after Separation) and following the expiry of any "pusher" periods following Separation and such capital restructuring.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

4.5
RBS certifies that the payment of dividends or coupons on these securities issued by the ABN AMRO Group in the period until the starting date of the two year period will not create a legal obligation to make any dividend or coupon payments on the RBS Instruments and therefore that the payment of dividends or coupons on the ABN Instruments will not reduce the effect of the commitment not to pay discretionary dividends or coupons on the RBS Instruments.

4.6
RBS will use its reasonable endeavours to develop and, subject to market conditions and requisite approvals, implement a plan to continue the improvement and optimisation of its capital base in a manner which is consistent with the principles of burden sharing. RBS expects to provide final details of the plan to the European Commission towards the end of December 2009.

4.7	The RBS Instruments relevant to this clause 4 are set out in Schedule 6.

5.	Remuneration

5.1
RBS is committed to the principle that, from 1 January 2010 until 31 December 2013, it should be at the leading edge of implementing the G20 principles, the FSA Remuneration Code and any remuneration provisions accepted by the Government from the Walker Review, that are implemented in regulations.

6.	GBM Commitments

6.1	Until 31 December 2012 RBS will ensure that its overall annual position in the Global All Debt League Table is no higher than fifth.

7.	Restrictions on further acquisitions and business activities

7.1	Except to the extent that the cumulative purchase price (excluding the assumption of debt) paid by RBS for all acquisitions as specified in (A) or (B) below, is less than £500 million, RBS:

(A)	will not acquire any Financial Institutions; and

(B)	will not make any other acquisitions the purpose of which is to expand RBS’s activities outside of its business model,

until the later of 31 December 2012 and the date on which the last of the Businesses has been divested (save that in the case of RBS Insurance it will be sufficient for the purposes of this clause for RBS to have divested to a level below that at which RBS would be considered to exercise control of RBS Insurance within the meaning of Article 3(2) of Council Regulation 139/2004).

7.2	RBS may, subject to clause 7.3 below, continue to conduct all of its activities as at the date hereof in the ordinary course of business.

7.3
Until 31 December 2014, RBS will not restart (including by acquisition) any activity that, as at the date hereof, it only carries on by virtue of the Non-Core Activities. For the avoidance of doubt, nothing in this clause 7.3 shall prevent RBS from carrying on Non-Core Activities where such Non-

Core Activities are ancillary or incidental to the activities carried on by RBS as at the date hereof in the ordinary course of its business.

7.4	RBS will not:

(A)
restart or set up, or acquire or re-acquire any ownership interest in, a business that competes with any of the Operating Businesses until 31 December 2014.  For the avoidance of doubt, this clause is not intended to prevent RBS from acquiring an interest co-incidentally to the carrying on of its business in the ordinary course, as at the date hereof, or to prevent RBS from carrying out the activities which it is permitted to carry out under clause 8; or

(B)	***

8.	Conduct in relation to the Businesses

8.1	Subject to Clause 8.2, ***.

8.2	***

8.3	***

8.4	***

8.5	Between the Decision Date and appointment of the Hold Separate Manager of the Rainbow Business:

(A)	RBS shall carry on the Rainbow Business as a going concern in the ordinary and usual course as carried on prior to the Decision Date; and

(B)	RBS shall ensure that its management of the Rainbow Business is consistent with the commitments in Schedule 7(A).

but nothing in this provision will prevent any reorganisation or restructuring of the Rainbow business in preparation for disposal in accordance with the provisions of this term sheet.

8.6	For the term of the Hold Separate Manager of the Rainbow Business:

(A)
RBS shall provide the appropriate support to enable the Hold Separate Manager to carry on the Rainbow Business as a going concern in the ordinary and usual course as carried on prior to the Decision Date; and

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

(B)	RBS shall provide the appropriate support to the Hold Separate Manager so that the management of the Rainbow Business is consistent with the Business Preservation Metrics in Schedule 7(B),

but nothing in this provision will prevent any reorganisation or restructuring of the Rainbow business in preparation for disposal in accordance with the provisions of this term sheet.

8.7	***

8.8
From the Decision Date to the time at which a sale and purchase agreement has been signed with respect to each Business (or, in the case of an initial public offering, until the time that a prospectus has been issued for the Business), RBS will not actively target employees working within the relevant Business to transfer to roles outside of the relevant Business.

9.	References to state support

RBS shall not refer to the fact that it enjoys any state support or to the fact that the UK State is a shareholder in RBS in any of RBS’s advertising.

10.	Monitoring Trustee

10.1
RBS shall appoint, subject to European Commission’s approval, a trustee in charge of the overall task of monitoring and ensuring, under European Commission’s instructions, compliance with the commitments (the “Monitoring Trustee”).  For that purpose the United Kingdom shall propose to the European Commission for approval, no later than three months from the Decision Date, a list of one or more persons whom it proposes to appoint as Monitoring Trustee.  The Monitoring Trustee shall be appointed within one week of the European Commission’s approval in accordance with the mandate approved by the European Commission and shall report to the European Commission on a quarterly basis as to RBS’s compliance with the commitments.

10.2
RBS shall provide and cause its advisors to provide to the Monitoring Trustee all such co-operation, assistance and information as it may reasonably require to perform its tasks, including the possibility to appoint advisors.  The Monitoring Trustee shall be remunerated by RBS in a way that does not impede the independent and effective fulfilment of its mandate.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Schedule 1 – Currency Exchange Rates

***

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Schedule 2 – Description of Global Merchant Services

1	GMS Business

1.1
Global Merchant Services is a provider of global card payment services, enabling businesses to accept card payments either at point of sale (POS) or over the internet in exchange for goods and/or services.

1.2	The GMS Business includes the following businesses:

(i)	the acquiring business in National Westminster Bank, trading as Streamline or as Streamline International;

(ii)	the acquiring business in Ulster Bank, trading as Ulster Bank Merchant Services;

(iii)	RBS Lynk Incorporated;

(iv)	WorldPay GmbH;

(v)
Bibit B.V. and its subsidiaries Bibit France SARL, Bibit SL (Spain), Bibit Payments KK (Japan), Bibit Inc., and the following non-trading subsidiaries: Payplus B.V., Bibit Internet Payments Ltd, and Bibit Internet Billing Services N.V.;

(vi)
WorldPay Limited (Jersey) (which does not trade and is a UK tax resident) and its subsidiaries WorldPay Limited UK, WorldPay Inc (which does not trade) and WorldPay Pte (Singapore) which is a trading company;

(vii)	RBS WorldPlay Canada Corporation and Payment Trust Limited (both subsidiaries of RBS plc).

Streamline, Streamline International, Ulster Bank Merchant Services and RBS Lynk are acquiring businesses. Bibit, WorldPay Ltd and Payment Trust Ltd are payment gateways that provide the connectivity between the cardholder, the merchant and the acquirer to facilitate the acceptance of payments of different methods (examples include cards and bank transfers) in the e-commerce environment.

In addition, Bibit and Payment Trust provide additional electronic payment services for the e-commerce environment such as risk management and fraud screening services and management reconciliation services.

RBS WorldPay Canada Corporation is a software developer. WorldPay GmbH sells Bibit products.

Schedule 3 – Description of RBS Insurance

1	RBS Insurance

RBS Insurance sells and underwrites retail and SME insurance over the telephone and internet, as well as through brokers and partnerships. Its brands include Direct Line, Churchill and Privilege, which sell general insurance products direct to the customer, as well as Green Flag and NIG.  Through its international division, RBS Insurance sells general insurance, mainly motor, in Germany and Italy. The Intermediary and Broker division sells general insurance products through independent brokers.

The holding company of RBS Insurance is RBS Insurance Group Limited which has the following key subsidiaries:

(i)	Direct Line Insurance plc - authorised UK general insurance underwriter operating under the Direct Line and Privilege brands

(ii)	Churchill Insurance Company Limited - authorised UK general insurance underwriter operating under the Churchill brand as well as supporting partner brands

(iii)	UK Insurance Limited (“UKI”) - authorised UK general insurance underwriter supporting various partner brands

(iv)	The National Insurance and Guarantee Corporation Limited (“NIG”) - authorised UK general insurance underwriter distributing commercial and personal insurance through brokers

(v)	Direct Line Life Insurance Company Limited – authorised UK life assurance underwriter

(vi)	Direct Line Insurance S.p.a - authorised general insurance underwriter in Italy

(vii)	Headrow Reinsurance Limited - authorised general insurance underwriter in Guernsey

(viii)	Green Flag Limited - provider of motor roadside assistance services

(ix)	RBS Insurance Services Limited - provider of support services to the entities within RBS Insurance

In addition, the following RBS Group company is managed by RBS Insurance, although it is owned by a company outside of the RBS Insurance Group:

(x)	Direct Line Versicherung A.G. - authorised general insurance underwriter in Germany

Schedule 4 – Description of RBS Sempra Ownership Interest

1	RBS Sempra

1.1
RBS Sempra Commodities is a commodities trading platform operated within RBS Sempra Commodities LLP, a UK limited liability partnership between RBS (with 51% initial capital contribution and the right to control the board) and Sempra (with 49% initial capital contribution) (“RBS Sempra”).  The business is active in the trading of physical commodities and innovative financial risk management products in the natural gas, natural gas liquids, power, petroleum and petroleum products, coal, emissions, ethanol and base metal markets.  RBS Sempra Commodities acts as a holding company for the following principal subsidiaries:

(i)	Sempra Energy Trading LLC (Delaware);

(ii)	Sempra Energy Solutions LLC (California);

(iii)	Sempra Oil Trading Pte. Ltd. (Singapore);

(iv)	RBS Sempra Commodities Holdings IV B.V. (Netherlands);

(v)	RBS Sempra Commodities Cooperatief W.A.;

(vi)	RBS Sempra Energy Europe Espana S.L. (Spain);

(vii)	RBS Sempra Energy Trading Holdings Sarl (Switzerland);

(viii)	RBS Sempra Energy Europe (Hungary);

(ix)	RBS Sempra Energy Europe d.o.o. (Serbia);

(x)	RBS Sempra Energy Trading Mexico (Mexico);

(xi)	RBS Sempra Products Limited (UK);

(xii)	RBS Sempra Metals Group Limited (UK);

(xiii)	RBS Sempra Metals Far East Limited (Hong Kong);

(xiv)	Canadian Choice Energy Corp. (Ontario); and

(xv)	Henry Bath & Son Limited (UK).

Schedule 5  - Description of the Rainbow Business

1	Rainbow Business

1.1
The Rainbow Business is the RBS branch-related Retail and SME business in England and Wales, and the NatWest branch-related Retail and SME business in Scotland, along with the Direct SME1 business and, to the extent transfer is within the control of RBS, the accounts and assets pertaining to and services provided to approximately *** mid-corporate customers (where a ‘mid-corporate customer’ is a customer who has turnover of between £25 million and £1 billion per annum), subject to clause 1.5 below).

1.2	***

1.3	The Rainbow Business consists of the following assets:

(i)	Leasehold or freehold interest in 311 RBS branches and sub-branches in England and Wales, and 7 NatWest branches and sub-branches in Scotland.

(ii)	Further Banking Infrastructure, including leasehold or freehold interests in buildings to be utilised as:

•	40 Business and Commercial Banking Centres.

•	4 Corporate Banking Centres ***.

•	2 Direct Business Banking Centres

•	3 Personal Relationship Manager Centres; and

•	3 Operational Centres.2

(iii)	***

(iv)
Approximately 6000 employees, including approximately 850 relationship managers, or appropriate number as a result of any efficiency improvements that may have taken place between the Decision Date and divestment date; and

(v)
Arrangements for the supply of certain products / services on reasonable commercial terms by RBS or a subsidiary as defined in agreement with a potential purchaser, for a transitional period from the divestment date as defined in agreement with a potential purchaser.

1.4	The Rainbow Business consists of the following intangible assets:

(i)	the Williams & Glyn’s brand. ***.

1.5	***:

1	The Direct business is a discrete set of *** customers who do not have relationship managers and bank 'direct'. Some are NatWest customers, so not associated with the Rainbow branches.

2	***.

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

 Schedule 6

List of payment obligations in relation to hybrid capital instruments (including preference shares, upper tier 2 and lower tier 2 instruments)

Part 1 – Securities on which payments will be stopped when the restriction on payments on hybrid capital instruments begins

•	***

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.

Schedule 7

***

*** Indicates omission of material, which has been separately filed, pursuant to a request for confidential treatment.